UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Date of Report (Date of earliest event reported): August 8, 2007

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

ATLANTIC SYNDICATION NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-26383	88-0325940
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3275 West Jones Blvd. #106 Las Vegas, Nevada	89146
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 388-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2007, Mr. Kent G. Wyatt, Sr. resigned as President and Chief Executive Officer of Atlantic Syndication Networks, Inc. (the "Company") and Milton "Todd" Ault was promoted from the position of Executive Vice President to the position of President and Chief Executive Officer of Atlantic Syndication Network, Inc. Mr. Wyatt will remain as Executive Vice President and Chairman of the Board of Directors of the Company. In his capacity of Executive Vice President, he will retain all responsibilities in connection with the proposed merger (the “Merger”) between the ASNII-II, a wholly owned subsidiary of the Company, and Zealous Holdings, Inc., (“Zealous”) as previously disclosed by the Company on Form 8-K on July 17, 2007 (26383 07980782).

Mr. Ault is the Chairman and CEO of Zealous Holdings, Inc. ("Zealous"), a diversified holding company. Mr. Ault is the manager and Chief Investment Officer of Ault Glazer Asset Management, a wholly owned subsidiary of Zealous. Mr. Ault was a registered representative at Strome, Susskind, LLP from July 1998 until early 2005. He was elected to the board of directors of Patient Safety Technologies (formally Franklin Capital Corp.) in July, 2004 and became its Chairman and Chief Executive Officer in October, 2004 where here served until January of 2006 and again from July 2006 to January of 2007. In October of 2005 Mr. Ault became Chief Executive Officer of Ault Glazer & Co LLC (formally, Ault Glazer Bodnar Securities), a subsidiary of Zealous. Mr. Ault has also held positions as a director and interim Chief Executive Officer at certain portfolio companies held by Zealous or its subsidiaries from time to time.

Mr. Ault has not entered into an employment agreement with the Company; however, it has been agreed that his initial compensation will be fixed at $1 per year subject to any bonus approved by the board and he will be subject to the direction of the Board of Directors. Mr. Ault was also granted 1,000,000 shares of restricted common stock of the Company vesting over a period of one year, subject to forfeiture should Mr. Ault be terminated. As a condition to the Merger, Mr. Ault and the Company will execute an employment agreement with the Company that is agreeable to all parties.

Since Mr. Ault Chairman and CEO of Zealous and the President and CEO of the Company, he is a related person as defined in Item 404 of Regulation SB. Mr. Ault holds 2,097,656 shares of common stock in Zealous. Upon the consummation of Merger Mr. Ault will hold approximately 171,022 shares of preferred stock of the Company which will be convertible into 155,046,878 shares of common stock of the Company, or approximately 31% of the outstanding common stock of the Company after completion of the Merger. Mr. Ault will hold 156,046,878 shares upon vesting of 1,000,000 of common stock of the Company granted in connection with his retention as President and Chief Executive Officer. The Merger is valued at approximately $11,145,000, of which approximately $2,145,000 is long term debt of Zealous that will be assumed by the Company. Based on his holdings of Zealous’ common stock, Mr. Ault’s financial interest in the transaction is approximately $3,562,000. Mr. Ault will not be responsible for any matters related to the approval of Merger on behalf of the Company. He will however retain all responsibilities as CEO of Zealous, including those with respect to Merger.

The Company has borrowed $10,000 from Zealous that is payable on demand and carries an interest rate of 8% per annum.

Item 7.01    Regulation FD Disclosure

On August 14, 2007, the registrant issued a press release announcing the resignation of Kent G. Wyatt, Sr. as President and Chief Executive Officer and the appointment of Milton C. Ault at President and Chief Executive Officer of the registrant. The press release is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01. The press release is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company.

Item 9.01    Financial Statements and Exhibits

Exhibit 99.1 - Milton “Todd” Ault, III is Named President and CEO of Atlantic Syndication Network, Inc..

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2007	Atlantic Syndications Network, Inc.

	By:	/s/ Milton C. Ault, III
Milton C. Ault, III
President and Chief Executive Officer